O.A. EXHIBIT 7.1

                                OPTION AGREEMENT

        This Option Agreement (the "Agreement") is made as of the 4th day of June, 1992, by and between Intermedics Inc., a Delaware corporation (the "Company") and Peter G. Dorflinger (the "Optionee").

                              W I T N E S S E T H:

        WHEREAS, the Company is the owner and holder of Four Hundred Forty-Seven Thousand Eight Hundred Thirty-Six (447,836) shares of common stock of Henley International, Inc., a Texas corporation (the "Henley shares");

        WHEREAS, the Optionee desires an option to purchase the Henley shares;
and

        WHEREAS, the Company is willing to grant the Optionee an option to purchase the Henley Shares as an inducement to continue employment with the Company;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

        SECTION 1. GRANT OF OPTION. The company hereby grants to the Optionee the option (the "Option") to purchase the Henley Shares at the exercise price of $16.11 per share (the "Option Price") on the terms and conditions set forth in this Agreement.

        SECTION 2. OPTIONEE'S COVENANTS. The Optionee agrees:

        (a} to remain in the employ of and to render to the Company services for a period of four (4) years from the date of this Agreement, provided that the Company shall be under no obligation to retain the Optionee in its employ;

        (b) not to become an employee, agent, officer, director, partner, or owner of any business which manufactures or markets any medical device which is in competition with any medical device manufactured or marketed by the Company without the prior written consent of the Company. This covenant shall remain in effect while the Optionee is employed by the Company and for a period of two (2) years thereafter; and

        (c) not to disclose or use any trade secrets, confidential or proprietary information relating to the Company which is not generally known, cannot be readily ascertained from inspection of the Company's products and which has been expressly or implicitly protected from unrestricted use by persons not
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associated with the Company.

        SECTION 3. EXERCISE OF OPTION AND PAYMENT OF OPTION PRICE.

        (a) Subject to the fulfillment by the Optionee of the conditions set forth in Section 2(a), twenty-five percent (25%) of the Option shall become vested and exercisable on each anniversary of the date of this Agreement in which the Optionee is employed by the Company. On the fourth anniversary date of this Agreement, this Option shall be fully vested and exercisable if the Optionee has been in continuous employment by the Company for a period of four
(4) years from the effective date of this Agreement. This option shall terminate on the tenth anniversary date of this Agreement.

        (b) On exercise of this Option in whole or in part, the Optionee shall deliver to the Company an executed and completed "Notice of Exercise of Option" in the form attached to this Agreement and the Option Price for any portion of the Option being exercised.

        (c) The Optionee shall be entitled to accumulate and carry over any unexercised portion of the Option to any subsequent period, provided that at the time of exercise of such portion of the Option, the Optionee shall meet all conditions required by this Agreement.

        (d) Notwithstanding subsection 3 (a) or any other provision in this Agreement to the contrary, the Optionee's employment by Company shall not be a condition to exercise this Option in whole or in part to the extent such Option is vested on the date exercised.

        SECTION 4.ACCELERATED VESTING. The entire number of Henley Shares then subject to the Option shall become immediately vested and exercisable in the event of:

        (a) approval by the Board of Directors of Henley International, Inc. ("Henley") of a merger or consolidation of Henley with, or into, another corporation as a result of which Henley is not the surviving corporation; provided that the Option is exercised before the earlier of one hundred eighty
(180) days after the effective date of the merger or consolidation or the expiration date of the Option;

        (b) approval by the Board of Directors of Henley of the sale by Henley of all or substantially all of its assets, provided that the Option is exercised before the date the sale is consummated;

        (c) approval by the Board of Directors of Henley of the

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spin-off of substantial assets or a subsidiary of Henley in a distribution to the shareholders of Henley; provided that the Option is exercised prior to the record date for determining shareholders of Henley entitled to participate in the spin-off;

        (d) approval by the Board of Directors of Henley of (i) the sale of a subsidiary contributing revenues in excess of twenty-five percent (25%) of net revenues of Henley and consolidated companies, (ii) the sale of substantially all of the assets of a subsidiary contributing revenues in excess of twenty-five percent (25%) of net revenue of Henley and consolidated companies, or (iii) the public offering of the securities of a subsidiary, coupled with a resolution adopted by the Board of Directors of Henley within twelve (12) months of the close of any such sale or public offering resolving to purchase shares of Henley with a substantial portion of the proceeds of such sale or public offering to the shareholders of Henley (as used herein, "substantial" means fifty percent (50%) or more of the proceeds); provided that the Option is exercised within twenty-one (21) days of adoption of a resolution authorizing the purchase of shares of the Company or prior to the record date for determining shareholders of Henley entitled to participate in distribution to shareholders, as applicable, respectively;

        (e) the commencement of a tender offer for more than fifty percent (50%) of the shares of common stock of Henley;

        (f) approval by the Board of Directors of Henley of the liquidation or dissolution of Henley; provided that the Option is exercised before the effective date of such liquidation or dissolution; and

        (g) termination of the Optionee's employment with the Company unless such termination is by the Company for Cause or by the Optionee other than for Good Reason.

        (i) Termination of the Optionee's employment by the Company for "Cause" shall mean termination:

               (aa) upon the willful and continued failure by the Optionee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Optionee by the Board of Directors of the Company, which demand specifically identifies the manner in which the Board of Directors believes that the Optionee has not substantially performed his duties, or

               (bb) the willful engaging by the Optionee in conduct

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which is demonstrably and materially injurious to the Company, monetarily or otherwise.

        (ii) The Optionee shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without his express consent, the occurrence of any of the following circumstances:

               (aa) the assignment to the Optionee of any duties inconsistent with the position in the Company that the Optionee held immediately prior to the effective date of this Agreement or a significant adverse alteration in the nature or status of the Optionee's responsibilities or the conditions of his employment from those in effect immediately prior to the effective date of this Agreement;

               (bb) a reduction by the Company in the Optionee's annual base salary in effect immediately prior to the effective date of this Agreement or as the same may be increased from time to time, except for across the board salary reductions similarly affecting all management personnel of the Company;

               (cc) the relocation of the Company's offices at which the Optionee is principally employed immediately prior to the effective date of this Agreement to a location more than one hundred (100) miles from Angleton, Texas;

               (dd) the failure by the Company to continue in effect any material compensation or benefit plan in which the Optionee participates immediately prior to the effective date of this Agreement; provided, however, the Optionee acknowledges that this Option is granted in lieu of the Optionee's participation in a long term incentive cash plan which the Company intends to implement to replace management's participation in the PSP and the Optionee further acknowledges that he shall have no right to participate in such long term incentive cash plan or the PSP until after the fourth anniversary date of this Agreement; or

               (ee) the failure by the Company to pay the Optionee any portion of his current compensation. The Optionee's right to terminate his employment pursuant to this subsection shall not be affected by his incapacity due to physical or mental illness. The Optionee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (iii) Any purported termination of the Optionee's employment by the Company or by the Optionee shall be communicated by written notice to the other party indicating the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed

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to provide a basis for termination of employment under the provision so indicated. The Option shall cease and terminate aa to any Henley Shares not exercised before the end of the periods specified in subsections 4(a), (b), (c),
(d), (e), and (f). The parties acknowledge that the Company has no obligation or duty to notify the Optionee of any event described in subsections 4(a), (b),
(c), (d}, (e), or (f).

        SECTION 5. DEATH OF OPTIONEE. In the event of the Optionee's death prior to the expiration of this Agreement, the Option may be exercised as to the number of shares vested on the date of Optionee's death, within one (l) year after the Optionee's death, but no later than ten (10) years from the date of this Agreement, by the executors or administrators of the Optionee's estate or by any person or persons who acquire this Option directly from the Optionee's estate by bequest or inheritance.

        SECTION 6. NONTRANSFERABILITY OF OPTION. This Option is not transferable by the Optionee otherwise than by will or under the laws of descent and distribution.

        SECTION 7. RECAPITALIZATION. The number of shares covered by this Option, and the price per share thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Henley common stock resulting from a subdivision or consolidation of shares subject to the dividend or stock split (but only on the shares subject to the Option) or any other increase or decrease in the number of such shares affected without receipt of consideration by the Company.

        If Henley shall be the surviving corporation of any merger or consolidation, the Option shall pertain to and apply to the securities to which a holder of the number of shares subject to the Option would have been entitled.

        In the event of a change in the Henley Shares as presently constituted which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Henley Shares under this Option.

        SECTION 8. RIGHTS AS A SHAREHOLDER. The Optionee shall have no rights as a shareholder with respect to the Henley Shares covered by this Option until the date of the transfer and issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is transferred and issued, except as otherwise provided in Section 7.

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        SECTION 9. FEDERAL SECURITIES LAWS.

        (a) The Optionee represents and warrants that he understands that the Henley Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and that such shares may not be freely tradable and must be held indefinitely until such time, if any, as the Henley Shares are either registered under the Act or transfer may be made pursuant to an exemption from such registration as is accorded by said Act or the rules and regulations promulgated thereunder.

        (b) The Optionee further represents and warrants that the Henley Shares are being acquired for his own account for investment and not with a view to the distribution thereof, except in the event the Henley Shares subject to this Option are registered under the Act or in the event of a resale of such shares without such registration would otherwise be permissible in the opinion of counsel for Henley.

        SECTION 10. EARLY TERMINATION OF OPTION. Notwithstanding Subsection 3(a) or any other provision of this Agreement to the contrary, in the event the Henley Shares trade at an average of less than fifty percent (50%) of the Option Price for a period of ninety (90) consecutive days during the term of this Agreement, either party may elect to terminate this Agreement effective upon notice to the other party.

        SECTION 11. SECTION HEADINGS. The descriptive headings of this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof.

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provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of thin Agreement.

        IN WITNESS WHEREOF, the parties have hereunto set their hand on the day and year first written above.

                                            COMPANY:

                                            INTERMEDICS INC.


                                            ANDRE BUCHEL /s/
                                            Andre P. Buchel
                                            Chairman, President
                                            and Chief Executive Officer

                                            OPTIONEE:


                                            PETER G. DORFLINGER /s/
                                            Peter G. Dorflinger

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                          NOTICE OF EXERCISE OF OPTION

To:     Intermedics Inc.
        4000 Technology Drive
        Angleton, Texas 77515

Attention:  President

        The undersigned, pursuant to the Option Agreement dated May ____, 1992, by and between Intermedics Inc. and Peter G. Dorflinger, hereby exercises his option to the extent of _________ shares of Henley International, Inc. common stock as provided therein.

        The Option Price for such shares is enclosed by check made payable to Intermedics Inc. in the amount of $______________.

        The undersigned requests that the Henley Shares to be transferred pursuant to the exercise of the Option be issued in his name and delivered to him as set forth below.

Dated:         _________________


                                                   Peter G. Dorflinger


____________________
Address

____________________

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